Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Record Earnings of $4.5 Million in Second Quarter of Fiscal Year 2020;
Results Driven by Solid Deposit Growth, Increased Revenue Generation and Improved Operating Efficiencies

Vancouver, WA – October 24, 2019 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings for the second fiscal quarter ended September 30, 2019 increased to $4.5 million, or $0.20 per diluted share, compared to $4.2 million, or $0.18 per diluted share, in the preceding quarter, and $4.2 million, or $0.19 per diluted share, in the second fiscal quarter a year ago.
“Riverview’s second quarter financial results continue to demonstrate the strength of our franchise, generating record earnings for both the second quarter and for the first six months of fiscal year 2020,” said Kevin Lycklama, president and chief executive officer. “I am extremely proud of the outstanding job by our entire team. Growing our deposits by more than $60 million and producing record quarterly earnings is a truly remarkable accomplishment.”

Second Quarter Highlights (at or for the period ended September 30, 2019)

•	Record quarterly net income of $4.5 million, or $0.20 per diluted share.
•	Net interest margin (NIM) increased to 4.36% for the quarter.
•	Return on average assets improved to 1.55% for the second quarter.
•	Total deposits increased $60.0 million during the quarter to $982.3 million.
•	FHLB Advances paid down to zero during the quarter.
•	Total loans were $881.3 million at September 30, 2019.
•	Asset quality remains strong, with non-performing assets at 0.13% of total assets.
•	Total risk-based capital ratio was 17.27% and Tier 1 leverage ratio was 11.79%.
•	Paid a quarterly cash dividend of $0.045 per share, generating a current dividend yield of 2.49% based on the share price at close of market on October 15, 2019.

Income Statement
Return on average assets improved to 1.55% in the second quarter of fiscal year 2020 compared to 1.46% in the second quarter of fiscal 2019. Return on average equity and average tangible equity (non-GAAP) remained healthy at 12.68% and 15.79%, respectively, compared to 13.68% and 17.75% for the second fiscal quarter a year ago.
“Riverview’s operating performance during the quarter was outstanding, generating strong core earnings, while maintaining excellent asset quality,” stated Lycklama. “We continue to monitor and manage our overhead expenses, as we grow our franchise.”
Total net revenues increased during the quarter to $14.9 million compared to $14.6 million in both the prior quarter and the year ago quarter.  Year-to-date, total net revenues increased to $29.5 million from $29.2 million in the same period a year ago. The increase was primarily driven by an increase in average loans and non-interest income.
Net interest income for the quarter was $11.7 million compared to $11.5 million in the preceding quarter and $11.8 million in the second fiscal quarter a year ago. In the first six months of fiscal 2020, net interest income was $23.2 million, compared to $23.4 million in the first six months of fiscal 2019. The decrease in net interest income for the six months ended September 30, 2019 was primarily attributable to an increase in funding costs compared to the same

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

prior year period in addition to $585,000 of non-accrual interest from a prior charged off loan that was collected during the six months ended September 30, 2018.
Riverview’s second fiscal quarter NIM was 4.36% compared to 4.33% in the prior quarter and 4.39% in the second fiscal quarter a year ago. The accretion on purchased loans totaled $78,000 during the current quarter compared to $108,000 during the preceding quarter and $152,000 in the same period a year ago, resulting in a two basis point increase in the NIM for the current period compared to a four basis point increase for the preceding quarter and a seven basis point increase for the same period a year ago. Net fees on loan prepayments were $112,000 for the second fiscal quarter of 2020 which added four basis points to the NIM compared to $31,000 adding one basis point to the NIM in the preceding quarter and $172,000 adding six basis points to the NIM in the second fiscal quarter a year ago. In the first six months of fiscal 2020, Riverview’s NIM was 4.35% compared to 4.43% in the same period a year earlier. Net fees on loan prepayments were $144,000 for the six month ended September 30, 2019 which added three basis points to the NIM compared to $282,000 adding five basis points to the NIM in the same six month period a year ago.
“Our net interest margin remains strong, however, funding costs increased during the quarter due to deposit pricing pressures as we increased rates on certain deposit products,” said David Lam, executive vice president and chief financial officer. “We anticipate the increased competition in our market areas will continue to place pressure on both loan and deposit pricing.”
The weighted average rate on loans originated during the quarter ended September 30, 2019, was 5.21% compared to 5.73% for the quarter ended June 30, 2019, and 5.63% for the quarter ended September 30, 2018. The decrease in the weighted average rate on loans was attributed to the recent fed rate decreases along with pricing competition in our market area.
Non-interest income increased to $3.2 million in the second fiscal quarter compared to $3.1 million in the preceding quarter and $2.8 million in the second fiscal quarter a year ago. The improvement in non-interest income was primarily driven by an increase in fees and service charges.  In the first six months of fiscal 2020, non-interest income increased 10.4% to $6.3 million compared to $5.7 million in the same period a year ago.
Asset management fees increased 15.6% compared to the same quarter a year ago. Asset management fees were $1.1 million during the second fiscal quarter compared to $943,000 in the second fiscal quarter a year ago. In the first six months of fiscal 2020, asset management fees increased 19.5% to $2.2 million compared to $1.9 million in the first six months of fiscal 2019. Riverview Trust Company’s assets under management decreased slightly to $690.5 million at September 30, 2019 compared to $694.8 million three months earlier and increased $76.5 million, or 12.5%, compared to $614.0 million one year earlier.
Non-interest expense decreased to $9.0 million during the second fiscal quarter of 2020 compared to $9.2 million in the preceding quarter. The decrease during the current quarter was, in part, related to an $81,000 gain on the disposal of equipment in addition to the utilization of the Federal Deposit Insurance Corporation (FDIC) credits of $76,000 to offset current quarter FDIC insurance assessments as a result of the FDIC deposit insurance fund exceeding the statutorily required minimum reserve ratio of 1.35% and assessment credits being issued when the reserve ratio is at or above 1.38%. Year-to-date, non-interest expense was $18.2 million compared to $17.9 million in the first six months of fiscal 2019. The increase in non-interest expense is attributable to strategic growth initiatives and improved digital product offerings which increased our technology related expenses as well as the addition of several experienced bankers.
The efficiency ratio improved to 60.47% for the second fiscal quarter compared to 62.95% in the preceding quarter and 60.99% in the second fiscal quarter a year ago.
For the second fiscal quarter of 2020, income tax expense totaled $1.4 million, for an effective tax rate of 23.0%, compared to 22.5% in the first fiscal quarter of 2020 and 22.4% in the second fiscal quarter of 2019.

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

Balance Sheet Review
Total deposits increased $60.0 million during the quarter to $982.3 million compared to $922.3 million three months earlier. Deposit costs increased from 0.15% in the previous quarter to 0.28%, reflecting the continued deposit pricing pressures in our local markets.
“We made significant progress in growing our deposits during the quarter,” said Lycklama. “With the increase in deposits, we were able to repay our outstanding FHLB borrowings and reduce our loan to deposit ratio to 89.7% compared to 96.3% in the previous quarter.”
Federal Home Loan Bank (FHLB) advances were paid down to zero during the second fiscal quarter of 2020 compared to $56.9 million in outstanding FHLB advances at June 30, 2019.
Riverview’s total loans decreased modestly during the quarter to $881.3 million compared to $888.0 million three months earlier and increased $31.5 million, or 3.7%, when compared to $849.8 million a year ago. Total loans continue to be impacted by an increase in paydowns on existing loans, however, the loan pipeline remained healthy at $43.8 million at September 30, 2019 compared to $47.7 million at the end of the prior quarter. Undisbursed construction loans totaled $53.3 million at September 30, 2019, compared to $69.0 million three months earlier, with the majority of the undisbursed construction loans expected to fund over the next several quarters.
Shareholders’ equity increased to $143.1 million at September 30, 2019 compared to $138.7 million three months earlier and $122.4 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.06 at September 30, 2019 compared to $4.88 at June 30, 2019, and $4.17 at September 30, 2018. Riverview will pay a quarterly cash dividend of $0.045 per share on October 25, 2019, to shareholders of record on October 14, 2019.
Credit Quality
Riverview’s asset quality continues to improve, with non-performing loans, non-performing assets and classified assets all decreasing compared to a year ago. Riverview recorded no provision for loan losses during the second fiscal quarter of 2020 or in the linked quarter. In the second fiscal quarter a year ago, Riverview recorded a provision for loan losses of $250,000.
Non-performing loans totaled $1.5 million, or 0.17% of total loans, at September 30, 2019 compared to $1.5 million, or 0.16% of total loans, at June 30, 2019 and $2.3 million, or 0.27% of total loans, at September 30, 2018. Riverview has had no real estate owned balances for the last 4 quarters.
Net loan charge offs were $6,000 during the second fiscal quarter of 2020 compared to $15,000 in the preceding quarter and $86,000 in the second fiscal quarter a year ago.
Classified assets decreased to $4.3 million at September 30, 2019 compared to $6.0 million at June 30, 2019 and $6.2 million at September 30, 2018. The classified asset to total capital ratio was 3.0% at September 30, 2019 compared to 4.1% three months earlier and 4.7% a year earlier.
At September 30, 2019, the allowance for loan losses totaled $11.4 million, which was unchanged compared to three months earlier. The allowance for loan losses represented 1.30% of total loans at September 30, 2019 compared to 1.29% of total loans at the end of the prior quarter. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.3 million at September 30, 2019 compared to $1.4 million at the end of the prior quarter and $1.9 million at September 30, 2018.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.27% and a Tier 1 leverage ratio of 11.79% at September 30, 2019. The Company’s tangible common equity to average tangible assets ratio (non-GAAP) increased to 10.06% at September 30, 2019.

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders’ equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders’ equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	March 31, 2019

Shareholders' equity	$143,119	$138,663	$122,410	$133,122
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	839	880	1,011	920

Tangible shareholders' equity	$115,204	$110,707	$94,323	$105,126

Total assets	$1,173,019	$1,165,234	$1,148,447	$1,156,921
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	839	880	1,011	920

Tangible assets	$1,145,104	$1,137,278	$1,120,360	$1,128,925

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.17 billion at September 30, 2019, it is the parent company of the 96-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients. There are 18 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 6 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	September 30, 2019	June 30, 2019	September 30, 2018	March 31, 2019
ASSETS

Cash (including interest-earning accounts of $32,632, $6,852,	$48,888	$24,112	$27,080	$22,950
$12,537 and $5,844)
Certificate of deposits held for investment	249	747	3,984	747
Loans held for sale	310	-	-	909
Investment securities:
Available for sale, at estimated fair value	163,682	170,762	190,792	178,226
Held to maturity, at amortized cost	31	33	38	35
Loans receivable (net of allowance for loan losses of $11,436,
$11,442, $11,513, and $11,457)	869,880	876,535	838,329	864,659
Prepaid expenses and other assets	8,136	8,705	5,104	4,596
Accrued interest receivable	3,827	3,989	3,671	3,919
Federal Home Loan Bank stock, at cost	1,380	3,658	1,353	3,644
Premises and equipment, net	15,490	15,453	15,403	15,458
Deferred income taxes, net	3,296	3,520	5,352	4,195
Mortgage servicing rights, net	247	280	344	296
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	839	880	1,011	920
Bank owned life insurance	29,688	29,484	28,910	29,291

TOTAL ASSETS	$1,173,019	$1,165,234	$1,148,447	$1,156,921

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$982,275	$922,274	$982,272	$925,068
Accrued expenses and other liabilities	17,502	17,675	13,767	12,536
Advance payments by borrowers for taxes and insurance	1,117	689	1,050	631
Federal Home Loan Bank advances	-	56,941	-	56,586
Junior subordinated debentures	26,619	26,597	26,530	26,575
Capital lease obligations	2,387	2,395	2,418	2,403
Total liabilities	1,029,900	1,026,571	1,026,037	1,023,799

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2019 - 22,748,385 issued and outstanding;
June 30, 2019 – 22,705,385 issued and outstanding;	227	226	226	226
September 30, 2018 - 22,598,712 issued and outstanding;
March 31, 2019 – 22,607,712 issued and outstanding;
Additional paid-in capital	65,559	65,326	65,044	65,094
Retained earnings	77,112	73,602	63,642	70,428
Accumulated other comprehensive income (loss)	221	(491)	(6,502)	(2,626)
Total shareholders’ equity	143,119	138,663	122,410	133,122

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,173,019	$1,165,234	$1,148,447	$1,156,921

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
INTEREST INCOME:
Interest and fees on loans receivable	$11,893	$11,554	$11,119	$23,447	$22,079
Interest on investment securities - taxable	860	878	1,116	1,738	2,314
Interest on investment securities - nontaxable	36	37	36	73	73
Other interest and dividends	93	87	118	180	211
Total interest and dividend income	12,882	12,556	12,389	25,438	24,677

INTEREST EXPENSE:
Interest on deposits	660	351	259	1,011	519
Interest on borrowings	503	735	352	1,238	710
Total interest expense	1,163	1,086	611	2,249	1,229
Net interest income	11,719	11,470	11,778	23,189	23,448
Provision for loan losses	-	-	250	-	50

Net interest income after provision for loan losses	11,719	11,470	11,528	23,189	23,398

NON-INTEREST INCOME:
Fees and service charges	1,752	1,637	1,514	3,389	3,086
Asset management fees	1,090	1,143	943	2,233	1,869
Net gain on sale of loans held for sale	46	96	44	142	196
Bank owned life insurance	204	193	174	397	353
Other, net	77	67	165	144	205
Total non-interest income, net	3,169	3,136	2,840	6,305	5,709

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,697	5,715	5,283	11,412	10,861
Occupancy and depreciation	1,277	1,320	1,351	2,597	2,710
Data processing	669	680	622	1,349	1,253
Amortization of core deposit intangible	41	40	46	81	92
Advertising and marketing	298	210	266	508	458
FDIC insurance premium	-	80	85	80	161
State and local taxes	174	195	182	369	350
Telecommunications	76	86	88	162	181
Professional fees	263	325	387	588	671
Other	508	543	605	1,051	1,197
Total non-interest expense	9,003	9,194	8,915	18,197	17,934

INCOME BEFORE INCOME TAXES	5,885	5,412	5,453	11,297	11,173
PROVISION FOR INCOME TAXES	1,351	1,220	1,224	2,571	2,502
NET INCOME	$4,534	$4,192	$4,229	$8,726	$8,671

Earnings per common share:
Basic	$0.20	$0.19	$0.19	$0.39	$0.38
Diluted	$0.20	$0.18	$0.19	$0.38	$0.38
Weighted average number of common shares outstanding:
Basic	22,643,103	22,619,580	22,579,839	22,631,406	22,575,009
Diluted	22,702,696	22,685,343	22,658,737	22,694,067	22,655,297

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
AVERAGE BALANCES
Average interest–earning assets	$1,069,209	$1,066,247	$1,064,386	$1,067,737	$1,056,522
Average interest-bearing liabilities	708,846	728,976	717,085	718,856	721,550
Net average earning assets	360,363	337,271	347,301	348,881	334,972
Average loans	889,208	877,427	839,497	883,350	826,309
Average deposits	952,283	920,558	986,948	936,507	979,341
Average equity	142,195	136,592	122,630	139,409	120,813
Average tangible equity (non-GAAP)	114,256	108,614	94,515	111,450	92,675

ASSET QUALITY	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018

Non-performing loans	$ 1,485	$ 1,457	$ 2,283
Non-performing loans to total loans	0.17%	0.16%	0.27%
Real estate/repossessed assets owned	$ -	$ -	$ -
Non-performing assets	$ 1,485	$ 1,457	$ 2,283
Non-performing assets to total assets	0.13%	0.13%	0.20%
Net loan charge-offs in the quarter	$ 6	$ 15	$ 86
Net charge-offs in the quarter/average net loans	0.00%	0.01%	0.04%

Allowance for loan losses	$ 11,436	$ 11,442	$ 11,513
Average interest-earning assets to average
interest-bearing liabilities	150.84%	146.27%	148.43%
Allowance for loan losses to
non-performing loans	770.10%	785.31%	504.29%
Allowance for loan losses to total loans	1.30%	1.29%	1.35%
Shareholders’ equity to assets	12.20%	11.90%	10.66%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.27%	17.18%	15.82%
Tier 1 capital (to risk weighted assets)	16.02%	15.93%	14.57%
Common equity tier 1 (to risk weighted assets)	16.02%	15.93%	14.57%
Tier 1 capital (to average tangible assets)	11.79%	11.94%	10.72%
Tangible common equity (to average tangible assets) (non-GAAP)	10.06%	9.73%	8.42%

DEPOSIT MIX	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	March 31, 2019

Interest checking	$178,854	$184,658	$182,947	$183,388
Regular savings	196,340	160,937	138,082	137,503
Money market deposit accounts	186,842	205,881	252,738	233,317
Non-interest checking	299,062	280,336	300,659	284,854
Certificates of deposit	121,177	90,462	107,846	86,006
Total deposits	$982,275	$922,274	$982,272	$925,068

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2019	(Dollars in thousands)
Commercial business	$167,782	$-	$-	$167,782
Commercial construction	-	-	67,437	67,437
Office buildings	-	113,713	-	113,713
Warehouse/industrial	-	102,285	-	102,285
Retail/shopping centers/strip malls	-	65,381	-	65,381
Assisted living facilities	-	1,117	-	1,117
Single purpose facilities	-	189,075	-	189,075
Land	-	14,166	-	14,166
Multi-family	-	55,978	-	55,978
One-to-four family construction	-	-	15,737	15,737
Total	$167,782	$541,715	$83,174	$792,671

March 31, 2019
Commercial business	$162,796	$-	$-	$162,796
Commercial construction	-	-	70,533	70,533
Office buildings	-	118,722	-	118,722
Warehouse/industrial	-	91,787	-	91,787
Retail/shopping centers/strip malls	-	64,934	-	64,934
Assisted living facilities	-	2,740	-	2,740
Single purpose facilities	-	183,249	-	183,249
Land	-	17,027	-	17,027
Multi-family	-	51,570	-	51,570
One-to-four family construction	-	-	20,349	20,349
Total	$162,796	$530,029	$90,882	$783,707

LOAN MIX	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	March 31, 2019
Commercial and construction
Commercial business	$167,782	$164,400	$155,487	$162,796
Other real estate mortgage	541,715	539,409	533,258	530,029
Real estate construction	83,174	93,716	62,795	90,882
Total commercial and construction	792,671	797,525	751,540	783,707
Consumer
Real estate one-to-four family	82,578	83,256	86,950	84,053
Other installment	6,067	7,196	11,352	8,356
Total consumer	88,645	90,452	98,302	92,409

Total loans	881,316	887,977	849,842	876,116

Less:
Allowance for loan losses	11,436	11,442	11,513	11,457
Loans receivable, net	$869,880	$876,535	$838,329	$864,659

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
September 30, 2019

Commercial business	$-	$243	$-	$243
Commercial real estate	851	175	-	1,026
Consumer	-	184	32	216

Total non-performing assets	$851	$602	$32	$1,485

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
September 30, 2019	(dollars in thousands)

Land development	$2,178	$1,871	$10,117	$14,166
Speculative construction	1,158	160	12,782	14,100

Total land development and speculative construction	$3,336	$2,031	$22,899	$28,266

RVSB Reports Second Quarter Fiscal 2020 Results
October 24, 2019

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018

Efficiency ratio (4)	60.47%	62.95%	60.99%	61.70%	61.51%
Coverage ratio (6)	130.17%	124.76%	132.11%	127.43%	130.75%
Return on average assets (1)	1.55%	1.46%	1.46%	1.51%	1.52%
Return on average equity (1)	12.68%	12.34%	13.68%	12.52%	14.32%
Return on average tangible equity (1) (non-GAAP)	15.79%	15.52%	17.75%	15.66%	18.66%

NET INTEREST SPREAD
Yield on loans	5.32%	5.30%	5.25%	5.31%	5.33%
Yield on investment securities	2.15%	2.10%	2.27%	2.12%	2.29%
Total yield on interest-earning assets	4.80%	4.74%	4.62%	4.77%	4.66%

Cost of interest-bearing deposits	0.40%	0.22%	0.15%	0.31%	0.15%
Cost of FHLB advances and other borrowings	3.72%	3.42%	4.82%	3.53%	4.58%
Total cost of interest-bearing liabilities	0.65%	0.60%	0.34%	0.63%	0.34%

Spread (7)	4.15%	4.14%	4.28%	4.14%	4.32%
Net interest margin	4.36%	4.33%	4.39%	4.35%	4.43%

PER SHARE DATA
Basic earnings per share (2)	$0.20	$0.19	$0.19	$0.39	$0.38
Diluted earnings per share (3)	0.20	0.18	0.19	0.38	0.38
Book value per share (5)	6.29	6.11	5.42	6.29	5.42
Tangible book value per share (5) (non-GAAP)	5.06	4.88	4.17	5.06	4.17
Market price per share:
High for the period	$8.55	$8.54	$9.91	$8.55	$9.91
Low for the period	6.87	7.07	8.47	6.87	8.39
Close for period end	7.38	8.54	8.84	7.38	8.84
Cash dividends declared per share	0.0450	0.0450	0.0350	0.0900	0.0700

Average number of shares outstanding:
Basic (2)	22,643,103	22,619,580	22,579,839	22,631,406	22,575,009
Diluted (3)	22,702,696	22,685,343	22,658,737	22,694,067	22,655,297

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.